                                                                    EXHIBIT 10.6

                             BENJAMIN FRANKLIN PLAZA
                                PORTLAND, OREGON

                             OFFICE LEASE AGREEMENT

                                     BETWEEN

         OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP
                                  ("LANDLORD")

                                       AND

                   UMPQUA BANK, AN OREGON STATE CHARTERED BANK
                                   ("TENANT")

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                             OFFICE LEASE AGREEMENT

      THIS OFFICE LEASE AGREEMENT (the "LEASE") is made and entered into as of the _____ day of ___________, 2004, by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("LANDLORD") and UMPQUA BANK, AN OREGON STATE CHARTERED BANK ("TENANT"). The following exhibits and attachments are incorporated into and made a part of this Lease: EXHIBIT A-1 (Outline and Location of Suite 100), EXHIBIT A-2 (Outline and Location of Suite 1200), EXHIBIT A-3 (Outline and Location of First Must-Take Space), EXHIBIT A-4 (Outline and Location of Suite 1900 Offering Space), EXHIBIT A-5 (Outline and Location of ATM/Night Depository Area), Exhibit B (Expenses and Taxes), EXHIBIT C (Work Letter), EXHIBIT D (Commencement Letter), EXHIBIT E (Building Rules and Regulations), EXHIBIT F (Additional Provisions), EXHIBIT F-1 (Location of Customer Parking Spaces), Exhibit G (Form of Guaranty), EXHIBIT H (Janitorial Specifications) and EXHIBIT I (Suite 900 Lease Termination Agreement).

1.    BASIC LEASE INFORMATION.

      1.01 "BUILDING" shall mean the building located at One SW Columbia, Portland, Oregon 97258, commonly known as Benjamin Franklin Plaza. "RENTABLE SQUARE FOOTAGE OF THE BUILDING" is deemed to be 271,573 square feet.

      1.02 "PREMISES" shall mean the area shown on EXHIBIT A to this Lease. The Premises is located on the first (1st) and twelfth (12th) floors and known as suites 100 and 1200. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The "RENTABLE SQUARE FOOTAGE OF THE PREMISES" is deemed to be 25,184 square feet, as follows: Suite 100 contains 8,020 rentable square feet, and Suite 1200 contains 17,164 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct. The parties acknowledge that pursuant to
            Section 5 of EXHIBIT F attached hereto, Tenant is obligated to expand the Premises to include additional space, defined in EXHIBIT F as the "First Must Take Space", on or about May 1, 2006.

      1.03  "BASE RENT":

            (a)   Suite 100:

                                             ANNUAL RATE           MONTHLY
               PERIOD                      PER SQUARE FOOT        BASE RENT
------------------------------------       ---------------       ----------
DECEMBER 1, 2004 - JULY 31, 2009                $20.00           $13,366.67
  AUGUST 1, 2009 - NOVEMBER 30, 2010            $23.00           $15,371.67
DECEMBER 1, 2010 - NOVEMBER 30, 2012            $23.92           $15,986.53
DECEMBER 1, 2012 - NOVEMBER 30, 2014            $24.88           $16,628.13
DECEMBER 1, 2014 - NOVEMBER 30, 2016            $25.88           $17,296.47

            Notwithstanding anything in the schedule set forth in this Section 1.03(a) to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $13,366.67 per month for 7 consecutive full calendar months of the Term, beginning with the 1st full calendar month of the Term (the "Suite 100 Base Rent Abatement Period"). The total amount of Base Rent abated during the Suite 100 Base Rent Abatement Period shall equal $93,566.69 (the "Suite 100 Abated Base Rent"). If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, all then (i.e., as of the date of the default) unamortized Suite 100 Abated Base Rent (assuming amortization of Suite 100 Abated Base Rent over the Term on a straight-line basis) shall immediately become due and payable. The payment by Tenant of the unamortized Suite 100 Abated Base Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. During the Suite 100 Base Rent Abatement Period, only Base Rent shall be abated, and all Suite 100 Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

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            (b)   Suite 1200:

                                                ANNUAL RATE             MONTHLY
               PERIOD                         PER SQUARE FOOT          BASE RENT
------------------------------------          ---------------         ----------
DECEMBER 1, 2004 - NOVEMBER 30, 2006               $22.50             $32,182.50
DECEMBER 1, 2006 - NOVEMBER 30, 2008               $23.40             $33,469.80
DECEMBER 1, 2008 - NOVEMBER 30, 2010               $24.34             $34,814.31
DECEMBER 1, 2010 - NOVEMBER 30, 2012               $25.31             $36,201.74
DECEMBER 1, 2012 - NOVEMBER 30, 2014               $26.32             $37,646.37
DECEMBER 1, 2014 - NOVEMBER 30, 2016               $27.37             $39,148.22

            Notwithstanding anything in the schedule set forth in this Section 1.03(b) to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $32,182.50 per month for 6 consecutive full calendar months of the Term, beginning with the 1st full calendar month of the Term (the "Suite 1200 Base Rent Abatement Period"). The total amount of Base Rent abated during the Suite 1200 Base Rent Abatement Period shall equal $193,095.00 (the "Suite 1200 Abated Base Rent"). If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, all then (i.e., as of the date of the default) unamortized Suite 1200 Abated Base Rent (assuming amortization of Suite 1200 Abated Base Rent on a straight-line basis over the Term) shall immediately become due and payable. The payment by Tenant of the unamortized Suite 1200 Abated Base Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. During the Suite 1200 Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

      1.04  "TENANT'S PRO RATA SHARE": 9.2734%.

      1.05 "BASE YEAR" for Taxes (defined in EXHIBIT B): 2005; "BASE YEAR" for Expenses (defined in EXHIBIT B): 2005.

      1.06 "TERM": A period of 144 months. The Term shall commence (retroactively) on December 1, 2004 (the "COMMENCEMENT DATE") and, unless terminated early in accordance with this Lease, end on November 30, 2016 (the "TERMINATION DATE").

      1.07 "ALLOWANCE": $30.00 multiplied by the Rentable Square Footage of the Premises (inclusive of the First Must-Take Space) per EXHIBIT C (Work Letter).

      1.08  "SECURITY DEPOSIT": None.

      1.09 "GUARANTOR(S)": Umpqua Holdings Corporation, an Oregon corporation. Concurrent with Tenant's execution and delivery of this Lease, Tenant shall cause each Guarantor, if any, to execute and deliver a guaranty in favor of Landlord on the form attached hereto as EXHIBIT G.

      1.10  "BROKER(S)": Landlord: Doug Bean & Associates.
                         Tenant: Norris Beggs & Simpson.

      1.11 "PERMITTED USE": General office use; provided that, in no event shall any portion of the Premises located on the 10th floor of the Building be used for the operation of a business offering accounting services or consulting services, so long as an existing (as of the date of this Lease) lessee's prohibition on accounting services or consulting services on the 10th floor of the Building survives.

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

      1.12  "NOTICE ADDRESS(ES)":

            Landlord:                             Tenant:
            OR-BF Plaza Limited Partnership       Umpqua Bank
            c/o Equity Office Management, L.L.C.  _________________________
            One SW Columbia                       _________________________
            Suite 300                             _________________________
            Portland, Oregon 97258                Attn: ___________________
            Attn:  Property Manager
                                                  With a copy to:

                                                  Umpqua Holdings Corp.,
                                                  200 S.W. Market Street,
                                                  Suite 1900
                                                  Portland, Oregon 97201
                                                  Attn: Daniel Sullivan
                                                        Executive Vice President
                                                        and CFO

            A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105,
            Attn: Seattle Regional Counsel.

      1.13 "BUSINESS DAY(S)" are Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day ("HOLIDAYS"). Landlord may designate as additional Holidays, national or state holidays that are commonly recognized by a substantial number of other office buildings in the area where the Building is located. "BUILDING SERVICE HOURS" are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

      1.14 "LANDLORD WORK" means the work that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the "WORK LETTER"), attached to this Lease as EXHIBIT C.

      1.15 "PROPERTY" means the Building and the parcel(s) of land on which it is located and, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.    LEASE GRANT.

      The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the "COMMON AREAS").

3.    ADJUSTMENT OF COMMENCEMENT DATE; POSSESSION.

      3.01 The Landlord Work shall be deemed to be "SUBSTANTIALLY COMPLETE" on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant's use of the Premises. The parties expressly acknowledge that the Commencement Date is anticipated to occur prior to the Substantial Completion of the Landlord Work or Tenant's occupancy of the Premises.

      3.02 Subject to Landlord's obligation, if any, to perform Landlord Work, the Premises are accepted by Tenant in "as is" condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The commencement date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

      3.03 Notwithstanding the foregoing, if Landlord has not delivered the Premises to Tenant for the commencement of Tenant's Initial Alterations (as described in EXHIBIT C) on or before March 31, 2005 (the "Outside Delivery Date"), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the earlier to occur of: (i) 5 Business Days after the Outside Delivery Date; and (ii) the date Landlord so delivers the Premises to Tenant. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent previously advanced by Tenant under this Lease and, so long as Tenant has not previously

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

defaulted under any of its obligations under the Work Letter, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. The Outside Delivery Date shall be postponed by the number of days the date of Substantial Completion of the Landlord Work is delayed due to
(i) the acts omissions of Tenant or (ii) events of Force Majeure. Notwithstanding anything herein to the contrary, if Landlord determines in good faith that it will be unable to deliver the Premises to Tenant by the Outside Delivery Date, Landlord shall provide Tenant with written notice (the "Delivery Date Extension Notice") of such inability, which Delivery Date Extension Notice shall set forth the date on which Landlord reasonably believes that the date of delivery will occur. Upon receipt of the Delivery Date Extension Notice, Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord within 5 Business Days after the date of delivery of the Delivery Date Extension Notice. If Tenant does not terminate this Lease within such 5 Business Day period, the Outside Delivery Date automatically shall be amended to be the date set forth in Landlord's Delivery Date Extension Notice.

4.    RENT.

      4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as "RENT"). "ADDITIONAL RENT" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, and the first monthly installment of Additional Rent for Expenses and Taxes, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 Business Days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

      4.02 Tenant shall pay Tenant's Pro Rata Share of Taxes and Expenses in accordance with EXHIBIT B of this Lease.

5.    COMPLIANCE WITH LAWS; USE.

      The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act ("ADA") ("LAW(S)"), regarding the occupation of the Premises and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the "Base Building" (defined below), but only to the extent such obligations are triggered by Tenant's use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. As of the date hereof, Landlord has not received any currently applicable notice from any governmental agencies that the Building is in violation of applicable Laws (including, without limitation, Title III of the ADA). Except to the extent properly included in Expenses, Landlord shall be responsible for the cost of correcting any violations of applicable Laws, including Title III of the ADA, with respect to the Common Areas of the Building. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. "BASE BUILDING" shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as EXHIBIT E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9).

6.    SECURITY DEPOSIT.

      The Security Deposit, if any, shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant's obligations. The Security Deposit is not an advance payment of Rent or a

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

measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.    BUILDING SERVICES.

      7.01 Landlord shall furnish Tenant with the following services:

            (a) water for use in the Base Building lavatories;

            (b) customary heat and air conditioning in season during Building Service Hours. Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord's then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord; as of the date hereof, Landlord's charge for after hours HVAC service is $42.50 per hour, per floor, subject to change from time to time; any such increase in Landlord's charge for after-hours HVAC shall be reasonably consistent with the charges for similar services incorporated by owners of other class "A" buildings in Portland, Oregon for after-hours HVAC service and shall be based upon (x) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis and (y) increased wear and tear and depreciation of equipment to provide such after-hours HVAC, as reasonably estimated by Landlord in good faith;

            (c) standard janitorial service on Business Days in accordance with the cleaning specifications attached hereto as EXHIBIT H, or such other reasonably comparable specifications designated by Landlord from time to time;

            (d) Elevator service;

            (e) Electricity in accordance with the terms and conditions in
Section 7.02;

            (f) Access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and

            (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Subject to Force Majeure, the interruption described in Section 7.03 below, and the damage described in
Article 16, and to the provisions of Section 7.02 below regarding excessive electrical consumption, electrical service, lighting, water and elevator service will be available 24 hours per day, 7 days per week. Landlord additionally will provide for garbage and recycling pick-up as required by the City of Portland.

      7.02 Electricity used by Tenant in the Premises shall, at Landlord's option, be paid for by Tenant either: (a) through inclusion in Expenses (except as provided for excess usage); (b) by a separate charge payable by Tenant to Landlord; or (c) by separate charge billed by the applicable utility company and payable directly by Tenant. Without the consent of Landlord, Tenant's use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. For purposes hereof, the "electrical standard" for the Building is an overall load of 5 watts per square foot of usable floor area for all building standard overhead lighting located within the Premises which requires a voltage of 480/277 volts and all equipment located and operated within the Premises which requires a voltage of 120/208 volts single phase or less, it being understood that electricity required to operate the Base Building HVAC system is not included within or deducted from such 5 watts per square foot. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

      7.03 Landlord's failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a "SERVICE FAILURE") shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire

Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.    LEASEHOLD IMPROVEMENTS.

      All improvements in and to the Premises, including any Alterations (collectively, "LEASEHOLD IMPROVEMENTS") shall remain upon the Premises at the end of the Term without compensation to Tenant; provided, however, that trade fixtures of Tenant which are affixed to the Premises may be removed by Tenant on or before the end of the Term, so long as Tenant, at Tenant's sole cost, repairs any damage caused by the removal of such trade fixtures to Landlord's reasonable satisfaction. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Landlord Work or Alterations that, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as "REQUIRED REMOVABLES"). However, it is agreed that Required Removables shall not include any usual office improvements such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and non-glued down carpeting. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, the ATM (defined in EXHIBIT F), rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant's expense. Provided that Tenant, in Tenant's request for approval of any Leasehold Improvements, expressly requests that Landlord designate whether any of the proposed Leasehold Improvement will constitute Required Removables, Landlord will advise Tenant in writing as to which portions, if any, of the subject Leasehold Improvements are Required Removables concurrently with Landlord's approval of proposed plans and specifications describing any such Leasehold Improvements.

9.    REPAIRS AND ALTERATIONS.

      9.01 Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant's repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors (including exterior doors); (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, "CABLE"); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. For avoidance of doubt, Tenant is not responsible for the day to day maintenance of ductwork, cabling and utility lines above the dropped ceiling in the Premises which ductwork, cabling and utility lines serve the Building and/or Common Areas generally, as opposed to the Premises specifically. To the extent Landlord is not reimbursed by insurance proceeds (so long as such lack of reimbursement is not due to Landlord's failure to maintain the insurance coverage required under
Article 14 below), Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to commence any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), and thereafter to diligently prosecute such repairs to completion, Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

      9.02 Landlord shall keep and maintain in good repair and working order, commensurate with the maintenance levels of other "Class A" office buildings in Portland, Oregon, the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (including (x) utility lines to the point of entry to the Premises, regardless of whether such utility lines serve the Premises exclusively); and (y) ductwork and utility lines within the Premises which serve the Building generally); (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

      9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as "ALTERATIONS") without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "COSMETIC ALTERATION"): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with

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

respect to Base Building); required permits and approvals; evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums reasonably paid by Landlord for third party examination of Tenant's plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any non-Cosmetic Alterations equal to 5% of the cost of the Alterations. Upon completion, Tenant shall furnish "as-built" plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord's approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.   ENTRY BY LANDLORD.

      10.01 Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior notice of entry (which notice may be telephonic except in the case of scheduled, non-emergency repairs or inspections, in which event written notice will be provided) and shall use reasonable efforts to minimize any interference with Tenant's use of the Premises, including using reasonable efforts to ensure that Landlord's construction activities (including scaffolding) do not block access to the Premises or Tenant's signage. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, if Landlord temporarily closes the Premises as provided above for a period in excess of 3 consecutive Business Days, Tenant, as its sole remedy, shall be entitled to receive a per diem abatement of Base Rent during the period beginning on the 4th consecutive Business Day of closure and ending on the date on which the Premises are returned to Tenant in a tenantable condition. Tenant, however, shall not be entitled to an abatement if the repairs, alterations and/or additions to be performed are required as a result of the acts or omissions of Tenant, its agents, employees or contractors, including, without limitation, a default by Tenant in its maintenance and repair obligations under the Lease.

      10.02 Notwithstanding the provisions of Section 10.01 above, Tenant, at its own expense, may provide its own locks to an area within the Premises such as vaults and data processing rooms ("Secured Area"). Tenant need not furnish Landlord with a key (unless the fire department requires that a key be furnished for the lock box maintained by Landlord for fire department access, in which event Tenant will furnish to Landlord such key or keys as may be so required, which Landlord will retain in the Building's lock box solely for fire department use), but upon the Termination Date or earlier expiration or termination of Tenant's right to possession, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its sole discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to forcibly enter the Secured Area. In such event, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in any Secured Area.

11.   ASSIGNMENT AND SUBLETTING.

      11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a "TRANSFER") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this
Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

      11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or a subletting of any portion of the

Premises used as retail space (except, in each case, with respect to a Permitted Transfer), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord's review of any Permitted Transfer or requested Transfer.

      11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord's share of the excess within 30 days after Tenant's receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

      11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an "OWNERSHIP CHANGE") or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a "PERMITTED TRANSFER"): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant's successor shall own substantially all of the assets of Tenant and have a net worth which is equal to or greater than the Minimum Net Worth (defined below); (c) the use to which the transferee under the Permitted Transfer would put Suite 150 or any retail space in the Premises is the Permitted Use applicable to Suite 150 or any such retail space; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant's notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assumption agreement. "AFFILIATE" shall mean an entity controlled by, controlling or under common control with Tenant. As used herein, the "Minimum Net Worth" shall initially mean $100,000,000.00. Notwithstanding the foregoing to the contrary, the Minimum Net Worth shall be subject to adjustment, as of each anniversary of the Commencement Date (each an "Adjustment Date") to equal the initial Minimum Net Worth, described above, increased by the percentage increase in the CPI (defined below) most recently issued as of the date immediately preceding the applicable Adjustment Date (an "Adjustment Index") over the CPI issued most recently prior to the Commencement Date (the "Base CPI"). For example, if the Base CPI is 100, and the Adjustment CPI applicable to the third (3rd) anniversary of the Commencement Date is 114, then the Minimum Net Worth applicable to the fourth (4th) year of the Term shall be the Initial Minimum Net Worth, increased by fourteen percent (14%). As used herein, the "CPI" shall mean the Consumer Price Index, for All Urban Consumers (CPI-U), U.S. City Average, 1982-84=100; if said index is no longer published, Landlord will have the right to select, in good faith, a suitable replacement index.

12.   LIENS.

      Tenant shall not permit mechanics' or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys' fees.

13.   INDEMNITY AND WAIVER OF CLAIMS.

      Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the "LANDLORD RELATED PARTIES") from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Section 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant's business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Nothing herein shall be construed as to diminish the repair and maintenance obligations of Landlord contained elsewhere in this Lease. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as "LOSSES"), which may be imposed upon, incurred by or asserted against

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

Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant's transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents ("TENANT RELATED PARTIES") harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties.

14.   INSURANCE.

      Tenant shall maintain the following insurance ("TENANT'S INSURANCE"): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant's business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises ("TENANT'S PROPERTY") and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers' Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant's Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building and any Mortgagee, and their respective successors and assigns, as the interests of such designees shall appear. All policies of Tenant's Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant's Insurance. Landlord shall maintain the following insurance ("Landlord's Insurance"), the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker's Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence.

15.   SUBROGATION.

      Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant's Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.   CASUALTY DAMAGE.

      16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a "CASUALTY"), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises (excluding any Leasehold Improvements, the repair of which will be carried by Tenant) and any Common Areas necessary to provide access to the Premises ("COMPLETION ESTIMATE"). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date of casualty, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate; if the ground floor retail portion of the Premises (i.e., Suite 100 and, after the expiration of the Suite 150 Lease (as defined in EXHIBIT F), Suite 150 (as defined in EXHIBIT F) is the only portion of the Premises that is affected by a Casualty but, pursuant to the Completion Estimate, the damage cannot be repaired within 270 days following the date of Casualty, Tenant will have the right to terminate this Lease with respect to the ground floor retail portion of the Premises only, by written notice delivered in accordance with the preceding sentence. If Tenant so terminates this Lease with respect to the ground floor portion of the Premises, Landlord will promptly prepare an amendment to this Lease removing the ground floor of the Premises from the Premises, and the parties will mutually execute such amendment. Tenant, however, shall not have any right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs (Landlord's failure to maintain the insurance coverage required hereunder cannot be used as a basis for establishing an uninsured loss). Landlord's termination of this Lease pursuant to this Section 16.01 will be conditioned on Landlord similarly terminating the leases of all Building tenants (x) who are similarly affected by such damage and (y) pursuant to whose leases Landlord has a termination right substantially similar to the termination right set forth herein. Notwithstanding the foregoing to the contrary, if Landlord elects to terminate this Lease pursuant to clause (1) above, and Tenant, within ten (10) Business Days following delivery of Landlord's termination notice, delivers an Initial Renewal Notice pursuant to Section 3 or 4 of EXHIBIT F attached hereto (and provided Tenant is not precluded from exercising the applicable Renewal Option pursuant to the provisions of Section 3.A or 4.A of EXHIBIT F [the restrictions on early notice provided in Sections 3.A.(1) and 4.A.(1) of EXHIBIT F being waived solely in the circumstances described in this sentence], Landlord's exercise of the right to terminate this Lease pursuant to clause (1) above will be null and void; however, (x) the foregoing will not preclude Landlord from exercising any other termination option described in this Section 16.01 and (y) if Tenant's exercise of any Renewal Option as described herein is subsequently rendered null and void as described in the final sentence of Section 3.C or 4.C of EXHIBIT F, Landlord will once again have the right to terminate this Lease.

      16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, restore the Premises (excluding Leasehold Improvements) and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty and prior to the installation of any Leasehold Improvements, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant's business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time prior to the completion of Landlord's repair obligations as set forth herein, that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.   CONDEMNATION.

      Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "TAKING"). Additionally, Landlord's termination of this Lease pursuant to this Section 17.01 will be conditioned on Landlord similarly terminating the leases of all Building tenants
(i) who are similarly affected by such Taking and (ii) pursuant to whose leases Landlord has a termination right substantially similar to the termination right set forth herein. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant's Pro Rata Share shall be appropriately adjusted to account for (x) any reduction in the square footage of the Premises which is available for Tenant's use during any period of repair or reconstruction necessitated by such Taking and (y) any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord's award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.   EVENTS OF DEFAULT.

      Each of the following occurrences shall be a "DEFAULT": (a) Tenant's failure to pay any portion of Rent when due, if the failure continues for 5 Business Days after written notice to Tenant ("MONETARY DEFAULT"); (b) Tenant's failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant provided, however, if Tenant's failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed 120 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business and does not restore its right to do business within 10 days following such loss; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor or retail portion of the Premises, Tenant does not take possession of or abandons or vacates all or any portion of the ground floor or retail portion of the Premises located on the ground floor (unless associated with the performance of Alterations therein); or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant's failure to comply with the same specific provision of this Lease on 3 separate occasions during any 12 month period, Tenant's subsequent violation of such provision shall, at Landlord's option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.   REMEDIES.

      19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

            (a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant's Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant's Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. "COSTS OF RELETTING" shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant. Notwithstanding the above, if Landlord relets the Premises for a term (the "Relet Term") that extends past the Termination Date of this Lease (without consideration of any earlier termination pursuant to this Article 19), the Costs of Reletting which may be included in Landlord's damages under this Lease shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease or Tenant's right to possession bears to the length of the Relet Term. For example, if there are 2 years left on the Term at the time that Landlord terminates possession and, prior to the expiration of the 2 year period, Landlord enters into a lease with a Relet Term of 10 years with a new tenant, then only 20% of the Costs of Reletting shall be included when determining Landlord's damages.

            (b) Terminate Tenant's right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant's Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

      19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted (using the discount rate of the Federal Reserve Bank of San Francisco at the time of the event, plus 1%) to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated commercially reasonable Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 5% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

      19.03 Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11.

20.   LIMITATION OF LIABILITY.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE

PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.   RELOCATION. [INTENTIONALLY OMITTED]

22.   HOLDING OVER.

      If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant's occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal 125% of the Base Rent due for the period immediately preceding such holdover for the initial 30 days of such holdover, and an amount equal to 150% of the Base Rent due for the period immediately preceding the holdover thereafter during any such holdover plus, in each case, 100% of applicable Additional Rent. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant's holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.   SUBORDINATION TO MORTGAGES; ESTOPPEL CERTIFICATE.

      Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "MORTGAGE"). The party having the benefit of a Mortgage shall be referred to as a "MORTGAGEE". This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord's interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. Notwithstanding the foregoing in this Section 23 to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure defaults of the Landlord and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of Mortgagee or any successor-in-interest; (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by Mortgagee; and
(c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).

24.   NOTICE.

      All demands, approvals, consents or notices (collectively referred to as a "NOTICE") shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in
Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice

Address (other than to a post office box address) by giving the other party written notice of the new address.

25.   SURRENDER OF PREMISES.

      At the termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant's Property within 5 Business Days after termination of this Lease or Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant's Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant's Property to be abandoned and title to Tenant's Property shall vest in Landlord.

26.   MISCELLANEOUS.

      26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

      26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

      26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party ("FORCE MAJEURE").

      26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord's obligations under this Lease.

      26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant's review only and the delivery of it does not constitute an offer to Tenant or an option.

            (a) Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

            (b) Pursuant to the requirements of OAR 863-10-046, disclosure is hereby made that Landlord or an affiliate of Landlord, holds an Oregon real estate license and, to the extent applicable, is only representing Landlord in this Lease transaction.

      26.06 Time is of the essence with respect to Tenant's exercise of any expansion, renewal or extension or termination rights granted to Landlord or Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

      26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

      26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents; with respect to Suite 150, as described in Section 1 of EXHIBIT F, this Lease does not supercede the Suite 150 Lease. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

      26.09 Landlord represents to Tenant that, as of the date of this Lease, Landlord is the fee owner of the Building, and there is no Mortgage encumbering the Building.

            Landlord and Tenant have executed this Lease as of the day and year first above written.

                                          LANDLORD:

                                          OR-BF PLAZA LIMITED PARTNERSHIP, A
                                          DELAWARE LIMITED PARTNERSHIP

                                          By: EOP-QRS Trust, a Maryland real
                                              estate investment trust, its
                                              general partner

                                              By: _____________________________

                                              Name: ___________________________

                                              Title: __________________________

                                          TENANT:

                                          UMPQUA BANK, AN OREGON STATE CHARTERED
                                          BANK

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Tenant's Tax ID Number (SSN or FEIN):

                                          _____________________________________

                                   EXHIBIT A-1

                        OUTLINE AND LOCATION OF SUITE 100

                                   EXHIBIT A-2

                       OUTLINE AND LOCATION OF SUITE 1200

                                   EXHIBIT A-3

                  OUTLINE AND LOCATION OF FIRST MUST-TAKE SPACE

                                   EXHIBIT A-4

                OUTLINE AND LOCATION OF SUITE 1900 OFFERING SPACE

                                   EXHIBIT A-5

                OUTLINE AND LOCATION OF ATM/NIGHT DEPOSITORY AREA

                                    EXHIBIT B

                               EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord") and UMPQUA BANK, AN OREGON STATE CHARTERED BANK ("Tenant") for space in the Building located at One SW Columbia, Portland, Oregon.

1.    PAYMENTS.

      1.01 Tenant shall pay Tenant's Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the "EXPENSE EXCESS") and also the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the "TAX EXCESS"). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant's Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of both the Expense Excess and Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may, no more often than twice per year, provide Tenant with a revised estimate, but not more often than twice per calendar year. After its receipt of a revised estimate, Tenant will pay to Landlord any reconciliation payment necessary to account for any underpayment of Expense Excess or Tax Excess by Tenant during such calendar year (or Landlord will credit against Rent next due and payable under the Lease the amount of any year to date overpayment of Expense Excess or Tax Excess and thereafter Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate(s) until Landlord provides Tenant with the new estimate.

      1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year ("Landlord's Statement"). Landlord shall use reasonable efforts to furnish Landlord's Statement on or before June 1 of the calendar year immediately following the calendar year to which the statement applies. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2.    EXPENSES.

      2.01 "EXPENSES" means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits;
(b) management fees, however, in no event shall the management fees for the Building (expressed as a percentage of gross receipts for the Building) exceed the prevailing market management fees (expressed as a percentage of gross receipts), plus 1% of such gross receipts, for comparable third party management companies offering comparable management services in office buildings similar to the Building in class, size, age and location; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord's option, include actual or imputed interest at the rate paid (or which would be paid) by Landlord on any funds borrowed for such expenditures from an unaffiliated third-party financial institution (not to materially exceed the market rate of interest consistently paid on such borrowed funds for such purposes). "PAYBACK PERIOD" means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

      2.02  Expenses shall not include:

            (a)   the cost of capital improvements (except as set forth above);

            (b)   depreciation;

            (c) principal payments of mortgage and other non-operating debts of Landlord;

            (d) lease concessions, rental abatements and construction allowances granted to specific tenants;

            (e) costs incurred in connection with the sale, financing or refinancing of the Building;

            (f) fines, interest and penalties incurred due to the late payment of Taxes or Expenses;

            (g) organizational expenses associated with the creation and operation of the entity which constitutes Landlord;

            (h) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

            (i) the costs of operating any parking facility serving the Building to the extent covered by parking revenues;

            (j) management fees in excess of the levels described in Section 2.01(b) above;

            (k) interest (except as provided above for the amortization of capital improvements);

            (l) amortization and interest arising from mortgages, deeds of trust, similar security instruments and other non-operating debts of Landlord.

            (m) costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements, the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant and construction allowances, granted to specific tenants as well as the cost (including imputed rent) of any leasing office;

            (n) fixed or other rent under ground leases, master leases or other instruments, if any, having superior title rights to this Lease;

            (o) wages, salaries and benefits paid to any persons above the level of general manager;

            (p) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases (as opposed to the cost of performing Landlord's obligations under such leases);

            (q)   legal, accounting, court and other fees and expenses incurred:
                  (i) in disputes with tenants, prospective tenants or other occupants of the Building (including fees incurred in any tenant's bankruptcy proceedings), Building employees, management agents or leasing agents; (ii) in disputes with purchasers, prospective purchasers, mortgages or prospective mortgages of the Building or the Property, or persons or entities owning an interest in Landlord or any part of the Building or the Property; and (iii) in actions or documentation in connection with the negotiation, review and preparation of leases, contracts of sale, mortgages, deeds of trust or other security instruments, termination of leases or other occupancy agreements, and the sublease or assignment of other Building tenants' leases;

            (r) any increase (by penalty or interest or similar charge) in utility bills and other costs incurred as a result of Landlord or its agent failing to make such payments when due;

            (s) costs that are reimbursed out of insurance, warranty or condemnation proceedings or from any other source for which Landlord actually receives reimbursement from any source other than pursuant to a fixed expense escalation clause in tenant leases;

            (t) fines, penalties and/or legal, accounting, court and other fees and expenses incurred as a result of violation by Landlord of any applicable Laws (as determined by written admission, stipulation, final judgment or arbitration award).

            (u) sums (other than management fees, it being agreed that the management fees included in Expenses are as described in clause (b) of Section 2.01 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services materially exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

            (v) appraisal, advertising, public relations and promotional expenses in connection with the leasing, financing or sale of the Building and tenant retention efforts;

            (w) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (as defined hereinafter and classified as such on the Commencement Date) existing in the Premises as of the date hereof. "Hazardous Materials" means any explosive or radioactive materials, hazardous wastes, or hazardous substances, including without limitation, asbestos containing materials, PCB's, CFC's, or substances defined or regulated as hazardous substances or hazardous materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657 (and any similar successor laws or regulations); the Hazardous Materials Transportation Act of 1975, 42 U.S.C. Section 1001-1012 (and any similar successor laws or regulations), the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
                  Section 6901-6987 (and any similar successor laws or regulations); or any other Federal, State or local law, ordinance or regulation defining, regulating, restricting or otherwise governing the storage, use, generation, release or disposal of Hazardous Materials, except to the extent such handling, treatment, containing, removing or abating is related to the ordinary general repair and maintenance of the Building Common Areas or Property (for example, the removal of and disposal of oil from Building machinery in the course of typical building maintenance and not as a response to any action of any tenant or occupant of the Building or release of Hazardous Materials);

            (x) any fines, penalties or interest resulting from the negligence or willful misconduct (as determined by written admission, stipulation, final judgment or arbitration award) of the Landlord or its agents, contractors, or employees;

            (y)   contributions to political or charitable organizations;

            (z)   costs relating to another tenant's or occupant's space which
                  (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required, or were for a service in excess of the service that the Landlord was required, to provide Tenant hereunder and (B) were in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord;

            (aa) costs of repairing, replacing or otherwise correcting defects in the initial construction of the Building or the parking garage serving the Building;

            (bb) the cost of services provided to other tenants which costs are incorporated into such tenants' base rent, when Tenant is not provided similar services on a similar basis; provided, however, the fact that any tenant does not pay Expenses during its base year shall not, for the purposes of this sentence, mean that service costs that comprise Expenses are "included" in that tenant's base rent; and

            (cc)  any item excluded from Taxes under this Lease.

      2.03 If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term (inclusive of the Base Year). The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association, and only those Expenses which vary with variations in the Building's occupancy levels will be subject to adjustment as described herein.

3. "TAXES" shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; (c) the applicable Portland, Oregon business license fee (which is not based on Landlord's revenue) and (d) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a), (b) and (c), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant's Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant's Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant's receipt of a statement from Landlord.

4.    AUDIT RIGHTS.

      4.01 Landlord grants to Tenant a right to inspect and/or audit Landlord's books and records with respect to the Expenses and Taxes for the period covered in a given Landlord's Statement, as follows: Tenant may, within one hundred twenty (120) days after receiving Landlord's Statement, give Landlord written notice ("Review Notice") that Tenant intends to review Landlord's records of the Expenses and/or Taxes for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord's records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit and any dispute resolution process, unless it is determined (by the process set forth hereinafter) that Landlord overstated Expenses or Taxes by more than four percent (4.0%) in total for such calendar year in which case Landlord shall pay the Tenant's reasonable third-party fees and expenses incurred in any dispute resolution procedure, and shall reimburse to Tenant its reasonable third-party audit costs. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an "Objection Notice") stating in reasonable detail any objection to Landlord's Statement for the relevant year. If Tenant fails to give Landlord an Objection Notice within the ninety (90) day period or fails to provide Landlord with a Review Notice within the one hundred twenty (120) day period described above, Tenant shall be deemed to have approved Landlord's Statement and shall be barred from raising any claims regarding the Expenses and Taxes for that year. If Tenant provides Landlord with a timely Objection Notice, the parties shall use their good faith efforts to resolve such dispute within thirty (30) days following Tenant's delivery of such Objection Notice to Landlord. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant until exhausted, or if this Lease shall have expired or been terminated, any excess shall be paid to Tenant by check within thirty (30) days after such expiration or termination, less any amount retained by Landlord and deemed reasonably necessary to cure any then-existing default on the part of Tenant (i.e., beyond the giving of applicable notice and the passage of applicable grace periods); such excess repayment obligation shall survive the expiration or earlier termination of this Lease. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord's records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

      4.02 If Landlord and Tenant, working together in good faith, are unable within thirty (30) days following Landlord's receipt of a timely Objection Notice from Tenant to resolve the discrepancy between Landlord's Statement and Tenant's review and/or audit ("Discrepancy"), either party, by written notice (the "Arbitration Notice") to the other within ten (10) Business Days after the expiration of such thirty (30) day period, shall have the right to have the Discrepancy determined by binding arbitration in accordance with the procedures set forth below. If Landlord and Tenant cannot agree upon the resolution of the Discrepancy and neither party elects to invoke its right of arbitration, Tenant's Objection Notice shall be deemed to be null and void and of no further force and effect. If the right of arbitration is invoked, Landlord and Tenant, within ten (10) Business Days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith analysis and resolution of the Discrepancy (collectively referred to as the "Proposed Discrepancy Resolutions"). If the higher of such Proposed Discrepancy Resolutions is not more than one hundred five percent (105%) of the lower of such Proposed Discrepancy Resolutions, then the resolution of the Discrepancy shall be the average of the two Proposed Discrepancy Resolutions. If the Discrepancy is not resolved by the exchange of the proposed Discrepancy Resolutions, Landlord and Tenant, within seven (7) days of the exchange of the Proposed Discrepancy Resolutions, shall select as an arbitrator a mutually acceptable licensed CPA firm with experience in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building in Portland, Oregon, and whose compensation shall in no way be contingent upon or correspond to the financing impact on Landlord or Tenant resulting from the review and/or audit. If the parties cannot agree on an arbitrator, then within a second period of seven (7) days, each shall select an independent licensed CPA firm meeting the aforementioned criteria, and within a third period of seven (7) days, the two appointed licensed CPA firms shall select a third licensed CPA firm meeting the aforementioned criteria, and the third licensed CPA firm shall determine the resolution of the Discrepancy. If one party shall fail to make such an appointment within said second seven (7) day period, then the licensed CPA firm chosen by the other party shall be the sole arbitrator. If the two appointed licensed CPA firms are unable to agree upon such third licensed CPA firm, then either party, on behalf of both, may request appointment of such a qualified licensed CPA firm by the then Chief Judge of the United States District Court having jurisdiction over the Building, acting in his private non-judicial capacity. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said Judge shall have the power to make the appointment. Once the arbitrator has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall select one of the two Proposed Discrepancy Resolutions submitted by the Landlord and Tenant, which must be the one that is closer to the resolution of the Discrepancy as determined by the arbitrator. The selection of the arbitrator shall be rendered in writing to both Landlord and

Tenant and shall be final and binding upon them. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. Any fees of any counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

                                    EXHIBIT C

                                   WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord") and UMPQUA BANK, AN OREGON STATE CHARTERED BANK ("Tenant") for space in the Building located at One SW Columbia, Portland, Oregon.

As used in this Workletter, the "Premises" shall be deemed to mean the Premises, as initially defined in the attached Lease, but inclusive of Suite 150, as described in Section 1 of EXHIBIT F attached to the Lease, and the First Must Take Space, as described in Section 5 of EXHIBIT F attached to the Lease.

I.    ALTERATIONS AND ALLOWANCE.

      A. Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease to which this
            Exhibit is attached and all Suite 150 prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Premises (the "INITIAL ALTERATIONS"). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. Landlord's approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord's approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

      B.    1.    Provided Tenant is not in default, Landlord agrees to
                  contribute the sum of $1,270,440.00 (i.e., $30.00 per rentable square foot of the Premises), inclusive of the First Must Take
                  Space (the "ALLOWANCE") toward the cost of performing the Initial Alterations in preparation of Tenant's occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs (including the installation of Cable) in connection with the Initial Alterations. The Allowance may be allocated by Tenant towards the cost of Initial Alterations in any portion of the Premises (i.e., Suite 100, Suite 1200, Suite 150 or the
                  First Must Take Space) in such manner as Tenant elects.

            2. The Allowance shall be paid to Tenant (or, at Landlord's option, if necessary to remove a lien, to the order of the general contractor that performs the Initial Alterations) in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 (or such other substantially similar form acceptable to Landlord in Landlord's reasonable discretion) covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect's Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment (or such other substantially similar form acceptable to Landlord in Landlord's reasonable discretion); (iii) Contractor's, subcontractor's and material supplier's waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics' lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord's Mortgagee may reasonably require; (iv) [INTENTIONALLY OMITTED]; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect's completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

      C. If the cost of the Initial Alterations is less than the Allowance, Tenant, provided it is not in default under the Lease, shall be entitled to apply such unused Allowance toward (i) the cost of moving from its existing location(s) into the Premises, as well as
            (ii) the cost of telephone, data and computer cabling, consulting fees, acquisition and installation and/ or moving of Tenant's furniture, trade fixtures and equipment and other personal property into the Premises (collectively, "Moving and Relocation Costs"). Such portion of the unused Allowance which Tenant is entitled to apply toward its Moving and Relocation Costs is referred to herein as the "Moving Allowance". Any unused portion of the Allowance that is in excess of the Moving Allowance shall accrue to the sole benefit of Landlord, it being understood and agreed that Tenant shall not be entitled to receive any credit or abatement in connection therewith. Landlord shall disburse the Moving Allowance, or applicable portion thereof, to Tenant within forty-five (45) days after receipt of paid invoices from Tenant with respect to Tenant's actual Moving and Relocation Costs.

      D. Landlord, at Landlord's cost (not to be applied against the Allowance), agrees that Landlord will demolish the existing ceiling system on both the 12th and 14th floors of the Building (in accordance with a construction schedule agreed upon by and between Landlord and Tenant) and replace the same with a Building-standard ceiling system, including Building-standard lights and all necessary seismic upgrades to the sprinkler and HVAC supports (the "Landlord Work"). The estimated cost of such work, per rentable square foot, is as follows:

                                COST PER
  ITEM OF WORK              RENTABLE SQUARE FOOT
------------------          --------------------
Ceiling demolition                  $0.75
Seismic Costs                       $1.50
Lights                              $1.10
Ceiling                             $2.25
                                    -----

Total                               $5.60
                                    =====

            Notwithstanding the foregoing, Tenant shall have the right, to be exercised by written notice delivered to Landlord, to elect to install an above-standard ceiling as opposed to a Building-standard ceiling, as described above, in the 12th and/or the 14th floors. In such event, Landlord will provide a credit, to be added to the Allowance, in the amount of the cost of the Building-standard ceiling system which Landlord would have otherwise constructed on such floor(s), which credit is estimated to be $4.10 per rentable square foot. Additionally, in any such event, Landlord will remain responsible for the performance of seismic upgrades to the sprinkler and HVAC supports in connection with such ceiling replacement. As part of the Landlord Work, Landlord will retain a mutually acceptable asbestos consultant (tentatively PBS Environmental of Portland) to survey the 12th and 14th floors of the Building during the course of performance of the Landlord Work in order to determine whether such floor(s) contain asbestos containing construction (or other) materials; said consultant will also survey Suite 100 (such survey of the 12th and 14th floors and Suite 100 being referred to herein as the "Asbestos Survey"). The cost of the Asbestos Survey shall be borne by Tenant; provided, Tenant shall be consulted on its scope and design. The results of the Asbestos Survey will be made available by Landlord to Tenant provided Tenant executes a confidentiality agreement in form and substance reasonably acceptable to Landlord. If the results of the Asbestos Survey show that there is asbestos containing construction (or other) material in or on the 12th or 14th floors, or in Suite 100, Landlord, at Landlord's cost (not to be deducted from the Allowance) shall, as part of the Landlord Work, abate or encapsulate such asbestos consistent with applicable Laws (documentation of such work shall be available for Tenant's review in the Building' management office). Additionally, Landlord agrees that at Tenant's request, Landlord will perform a similar Asbestos Survey at Tenant's cost and, will, at Landlord's cost, abate or encapsulate any asbestos containing construction (or other) materials, with respect to (i) the Second Must-Take Space (defined in Section 6 of Exhibit F to the Lease) prior to Tenant's occupancy of such space, (ii) the Suite 1900 Offering Space (defined in Section 7.A of Exhibit F to the Lease) if Tenant exercises its Right of First Offer with respect to Suite 1900 and (iii) the "Offering Space", if Tenant exercises its Second Right of First Offer pursuant to Section 7.B of Exhibit F to the Lease.

      G. Notwithstanding any of the foregoing provisions of this Exhibit C or the Lease to the contrary:

            (i) If, as a condition to the issuance of a permit for the construction of the Initial Alterations to be performed by Tenant within Suites 100 and 1200 (12th floor), the City of Portland ("City") requires that the Building undergo seismic retrofit or upgrade work on a "building-wide" or other "outside-the-Premises" basis, as opposed to or in addition to the seismic ceiling work described above (and provided such requirement is not triggered by a specific type of non-standard improvement proposed by Tenant, such as the installation of a vault, as opposed to general office construction), the parties agree to cooperate in good faith in an effort to obtain a waiver of such requirement from City and Tenant agrees to reasonably cooperate with Landlord, in making such revisions to Tenant's plans as may be reasonably necessary to achieve such waiver. If, however, City has not agreed to waive such condition within thirty (30) days following the parties' request of waiver of such requirement and the cost of such seismic retrofit or upgrade work exceeds $200,000, Landlord may terminate the Lease by written notice to Tenant, such notice to be given within ten (10) business days following the expiration of such thirty (30) day period. If Landlord does not exercise such termination option, Landlord will be deemed to have agreed to assume the responsibility for any such "building-wide" or other "outside the Premises" seismic upgrade work so required by City as a condition to the issuance of such construction permit. The cost of such work shall not be included in Expenses pursuant to Section 2 of Exhibit B.

            (ii) If, subsequent to the completion of the Initial Alterations in Suites 100 and 1200, as a condition to the issuance of a permit for the construction of Tenant's Alterations to the 14th Floor, the Second Must-Take Space, the Suite 1900 Offering Space, or the other Offering Space, City requires pursuant to Current Code (defined below) that the Building undergo seismic retrofit or upgrade work on a "building-wide" or other "outside-the-Premises" basis, as opposed to or in addition to the seismic ceiling work described above (again, provided such requirement is not triggered by a specific, non-standard improvement proposed by Tenant), then the parties agree to cooperate in good faith in an effort to obtain a waiver of such requirement from City and Tenant agrees to reasonably cooperate with Landlord, in making such revisions to Tenant's plans as may be reasonably necessary to achieve such waiver. If, however, City has not agreed to waive such condition within thirty (30) days following the parties' request of waiver of such requirement, Landlord shall be deemed to have agreed to assume the responsibility for any such "building-wide" or "outside-the-Premises" seismic upgrade work so required by City as a condition to the issuance of such construction permit. The cost of such work shall not be included in Expenses pursuant to Section 2 of Exhibit B.

            (iii) Further, if at any time during the Term or any extension thereof, City or other governmental jurisdiction requires that the Building undergo seismic retrofit or upgrade work on a "building-wide" or other "outside-the-Premises" basis and such retrofit or upgrade is imposed to bring the Building closer to or in full compliance with Zone III or current State of Oregon Structural Specialty Code or other similar earthquake standards currently (circa December 1, 2004) applicable to new buildings in the City ("Current Code") and if the performance of such retrofit or upgrade would otherwise be properly included in Expenses pursuant to Section 2 of Exhibit B, recoverable from Tenant albeit on an amortized basis with interest, such recovery or pass through of such cost (including imputed or actual interest thereon) from Tenant shall not exceed (i.e., shall be capped at) $1.00 per square foot of the Premises per year; provided, however that no such cap shall be imposed on the pass through of costs as Expenses for seismic work to the extent the work is required to comply with laws, rules or regulations first enacted or interpreted above and beyond the Current Code.

      H. Except as expressly set forth herein, this Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise (with the exception of the First Must-Take Space), or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

      I. In addition to the Landlord Work, Landlord agrees to (i) make certain cosmetic upgrades to the Building's parking garage (i.e., clean garage surfaces and paint vertical surfaces and add additional lighting where necessary) and (ii) upgrade the finishes within the existing freight elevator which accesses the plaza level space of the Building so as to more readily approximate the finishes in a passenger elevator. Upgrades to the entrance area of the parking garage and the freight elevator shall be completed prior to Tenant's occupancy of the Premises (which the parties acknowledge is expected to occur later than the Commencement Date). Landlord's cosmetic upgrades of the lower levels of the Building's parking garage shall be completed no later than June 30, 2006. Additionally, Landlord agrees to upgrade the external facade above the entrances on the ground floor of the Building by painting the existing metal spandrels to match the existing exterior finishes and by installing thereon brass lettering identifying Tenant (such lettering to be supplied by Tenant at Tenant's cost and approved by Landlord); Landlord shall meet and confer with Tenant in good faith, in an effort to reach a mutually acceptable design for such facade upgrades.

                                    EXHIBIT D

                               COMMENCEMENT LETTER
                                    (EXAMPLE)

Date     ______________________

Tenant   ______________________
Address  ______________________
         ______________________
         ______________________

Re: Commencement Letter with respect to that certain Lease dated as of the _____ day of __________, _____, by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP, as Landlord, and UMPQUA BANK, AN OREGON STATE CHARTERED BANK, as Tenant, for Premises initially containing 25,184 rentable square feet on the 1st and 12th floors of the Building, designated as Suite 100 and 1200, respectively, and subsequently to include additional space on the 1st floor consisting of 4,303 rentable square feet and designated as Suite 150 located at One SW Columbia, Portland, Oregon.

Dear __________________:

      In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

      1. The Commencement Date with respect to the ___________ space is ________________________;

      Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

________________________
Authorized Signatory

Agreed and Accepted:

      Tenant: ______________________

      By:     ______________________
      Name:   ______________________
      Title:  ______________________
      Date:   ______________________

                                    EXHIBIT E

                         BUILDING RULES AND REGULATIONS

      The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease. If there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. Landlord will not unreasonably withhold its approval of Umpqua Bank's standard design. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant's cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord's prior approval, which approval shall not be unreasonably withheld.

4. Landlord shall provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Subject to the provisions of Article 10 of the Lease regarding any Secured Area, Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord's prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant's cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6. All contractors, contractor's representatives and installation technicians performing work in the Building shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord's prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant's Property shall be repaired at Tenant's sole expense.

9.    Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) without the prior written approval of Landlord (not to be unreasonably withheld) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or
      (3) conduct or permit other activities in the Building that might, in Landlord's sole opinion, constitute a nuisance. Notwithstanding the provisions of clause (2) above, Landlord acknowledges that Tenant desires to have a "brand specific" presence in the lobby of the Building from time to time. Tenant shall present to Landlord, for Landlord's approval, detailed descriptions of any proposed activity to be carried out by Tenant within the Building lobby (including a description of any physical placement Tenant desires to install), and Landlord shall, in good faith, diligently cooperate with Tenant in attempting to arrive at a mutually acceptable set of guidelines with respect to the same. Landlord agrees to promptly review and confer with Tenant with respect to any such proposed submission.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not knowingly take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Building ("LABOR Disruption"). If a Labor Dispute occurs due to Tenant's acts or omissions, Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord's prior written consent.

16. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees and invitees.

17. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18. Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures.

19. Landlord shall have the right to prohibit the use of the name of the Building by Tenant in any publicity of Tenant; for so long as the Tenant is Umpqua Bank and the Building is named after Umpqua Bank, this Rule No. 19 shall not apply. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22. Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

                                    EXHIBIT F

                              ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord") and UMPQUA BANK, AN OREGON STATE CHARTERED BANK ("Tenant") for space in the Building located at One SW Columbia, Portland, Oregon.

1.    EXISTING LEASES.

      A. Generally. The parties acknowledge that Tenant currently (as of the date of this Lease) occupy space in the Building as follows:

            1. Suite 150 Lease. Pursuant to the provisions of that certain Lease dated as of April 5, 1999 (the "Suite 150 Lease"), Landlord (as successor in interest to Spieker Properties, L.P.) leases to Tenant (as successor in interest to Centennial Bancorp) certain space located on the first (1st) floor of the Building, consisting of 5,303 rentable square feet and designated as Suite 150 ("Suite 150"). Tenant occupies Suite 150 pursuant to the Suite 150 Lease, Tenant occupies Suite 150 for the purpose of transacting commercial and retail banking services. The Suite 150 Lease is scheduled to expire, unless sooner terminated pursuant to the terms of the Suite 150 Lease, as of June 30, 2009.

            2. Suite 900 Lease. Pursuant to the provisions of that certain Lease dated as of April 5, 1999, as said Lease has been amended by a First Amendment dated as of June 18, 1999 (the "Suite 900 Lease"), Landlord (as successor in interest to Spieker Properties, L.P.) leases to Tenant (as successor in interest to Centennial Bank) certain space located on the ninth (9th) floor of the Building, consisting of approximately 6,588 rentable square feet and designated as Suite 900 ("Suite 900").

      B. Addition of Suite 150. Effective as of July 1, 2009 (the "Suite 150 Expansion Effective Date"), Suite 150 shall be added to and become a part of the Premises. From and after the Suite 150 Expansion Effective Date, the Premises (as then expanded to include the First Must-Take Space, as well as any other additional space added to the Premises pursuant to the provisions of Section 7 below) and the Suite 150, collectively, shall be deemed the "Premises", as defined in the Lease. The term for Suite 150 shall commence on the Suite 150 Expansion Effective Date and end on the Termination Date. Tenant's occupancy of Suite 150 from and after the Suite 150 Expansion Effective Date, shall be subject to all the terms and conditions of the Lease except as expressly modified in this Section 1(b), it being acknowledged, however, that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the original Premises unless such concessions are expressly provided for herein with respect to Suite 150.

            1. Base Rent for Suite 150. From and after the Suite 150 Expansion Effective Date, the schedule of Base Rent payable with respect to Suite 150 for the balance of the Term shall be the following:

                                               ANNUAL RATE              MONTHLY
               PERIOD                        PER SQUARE FOOT           BASE RENT
------------------------------------         ---------------          ----------
   JULY 1, 2009  - NOVEMBER 30, 2010              $24.34              $10,756.25
DECEMBER 1, 2010 - NOVEMBER 30, 2012              $25.31              $11,184.91
DECEMBER 1, 2012 - NOVEMBER 30, 2014              $26.32              $11,631.25
DECEMBER 1, 2014 - NOVEMBER 30, 2016              $27.37              $12,095.26

            2. Tenant's Pro Rata Share for Suite 150. From and after the Suite 150 Expansion Effective Date, Tenant's Pro Rata Share shall be increased by 1.9527% to reflect the addition to the Premises of Suite 150.

            3. Expenses and Taxes. For the period commencing with the Suite 150 Expansion Effective Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to Suite 150 in accordance with the terms of the Lease, and the Base Year with respect to Suite 150 shall be the same as the Base Year for the initial Premises.

            4. "As-Is" Acceptance. Tenant shall accept Suite 150 in its then "as-is" condition, without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements therein.

            5.    Use. Effective as of the Suite 150 Expansion Effective Date:

                  (a) Use Generally. Section 1.11 of the Lease shall be revised to read as follows:

                  "General office use and, with respect to Suite 150 only, the operation of a retail banking facility; provided that, in no event shall any portion of the Premises located on the 10th floor of the Building, be used for the operation of a business offering accounting services or consulting services, so long as an existing (as of the date of this Lease) lessee's prohibition on accounting services or consulting services on the 10th floor of the Building survives."

                  (b) ATM. The following provisions shall be deemed added to the Lease. Tenant shall have the right to maintain the existing one (1) automatic teller machine ("ATM") and one (1) night depository "NIGHT DEPOSITORY" in the Building, accessible from the exterior of the Building which ATM and Night Depository shall be subject to all the terms and conditions of the Lease (including, without limitation, the Guaranty), except as noted below.

                        (i) ATM/Night Depository Area. The area (the "ATM / NIGHT DEPOSITORY AREA") within 3 feet of the ATM and Night Depository, as such ATM and Night Depository are shown on EXHIBIT A-5, shall be deemed to comprise a portion of the Premises, as defined in the Lease, for the purposes of Tenant's insurance obligations under section 14 of the Lease.

                        (ii) Permitted Use. With respect to the ATM / Night Depository Area only, the Permitted Use, as defined in the Lease, is modified to mean the operation of (a) an ATM: dispensing cash, processing withdrawals, deposits, transfers and advances, facilitating inquiries and requests about a user's account, and such other transactions as Landlord may permit in Landlord's sole and absolute discretion, and for no other use or purpose whatsoever, and (b) a Night Depository accepting deposits.

                        (iii) As-Is Condition. Landlord leases the ATM / Night
                              Depository Area to Tenant and Tenant leases the ATM / Night Depository Area from Landlord in as-is condition and configuration. Tenant agrees that Landlord has made no representations or warranties about the ATM / Night Depository Area, including, but not limited to representations about installation, signage, utility connections and availability (if applicable), and security.

                        (iv) Signage, Appearance. Signage for the ATM and/or Night Depository, if any, shall be subject to Landlord's prior approval in accordance with Section (x) below. Tenant shall keep the ATM and Night Depository in good operating order, and shall at all times keep the ATM, Night Depository, and ATM / Night Depository Area in a neat, clean and sanitary condition to the reasonable satisfaction of Landlord.

                        (v) Electrical Services. Landlord agrees to furnish Tenant electricity to the ATM / Night Depository Area only in accordance with, and subject to the terms and conditions in the Lease. Landlord's failure to furnish, or any interruption or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent nor relieve Tenant from the obligation to fulfill any covenant or agreement. Electricity used by Tenant in the ATM / Night Depository Area shall, at Landlord's option, be paid for by Tenant by either a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord, or by separate charge billed by the applicable utility company and payable directly by Tenant. Tenant's use of electrical service for the ATM / Night Depository Area shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building.

                        (vi)   Ownership of Improvement Repairs. All
                               improvements to the ATM and Night Depository in the ATM / Night Depository Area shall be owned by Tenant. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the ATM and Night Depository and shall keep the same in good condition and repair. Tenant shall not make alterations, additions or improvements to the ATM / Night Depository Area without first obtaining the written consent of Landlord in accordance with Section 9.03 of the Lease in each instance, which consent may be withheld at Landlord's sole and absolute discretion.

                        (vii) Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all Losses, which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring as a result of or in connection with the existence or use of the ATM or the Night Depository.

                        (viii) Assignment and Subletting. Tenant shall not
                               effect a Transfer of the ATM / Night Depository Area separate or apart from the Transfer of the Premises, without the prior written consent of Landlord, which consent may be withheld at Landlord's sole and absolute discretion.

                        (ix) Surrender. At the expiration or earlier termination of the Lease or Tenant's right of possession, or in the event Tenant elects to sooner surrender the ATM / Night Depository Area, Tenant, at Tenant's sole cost, shall remove the ATM structure, the Night Depository structure, its property and all other property from the ATM / Night Depository Area, and quit and surrender the ATM / Night Depository Area to Landlord, after first returning them to good order, condition and repair to Landlord's reasonable satisfaction, including, without limitation, replacement of any glass panels removed from the exterior wall of the Building/Premises as part of the installation of the ATM and/or Night Depository. If Tenant fails to do so within 30 days after written notice, (a) Landlord may deem all or any part of Tenant's Property to be abandoned, and title to Tenant's Property shall be deemed to be immediately vested in Landlord, and (b) Landlord may perform such work as may be required to return the ATM / Night

                              Depository area to such good order, condition and repair at Tenant's expense.

                        (x) Signs and Advertising. Tenant shall not place or permit to be placed on the exterior of the Premises or the door, window or roof, within any display window space or within 5 feet behind the entry to the Premises or otherwise visible from outside the Building or the Common Area, any sign, decoration, lettering, advertising matter or descriptive material without Landlord's prior written approval, which shall not be unreasonably withheld or delayed, except that Tenant may utilize such material within the Premises on a temporary basis to advertise special sales or promotional events without Landlord's approval provided that such material is professionally made, in good taste and is not taped to any window of the Premises. Tenant shall submit to Landlord reasonably detailed drawings of its proposed signs (other than such temporary signs described in the preceding sentence) for review and approval by Landlord prior to utilizing same. All signs, awnings, canopies, decorations, lettering, advertising matter or other items used by Tenant shall conform to the standards of design, motif, and decor established by Landlord for the Building from time to time and shall be insured and maintained at all times by Tenant in good condition, operating order and repair. Flashing signs, credit card signs and hand lettered signs visible from outside the Building or the Common Areas are prohibited. Landlord shall have the right, without notice to Tenant and without any liability for damage to the Premises reasonably caused thereby, to remove any items displayed or affixed in or to the Premises which Landlord determines to be in violation of the provisions of this section. If any damage is done to Tenant's signs, Tenant shall commence to repair same within 5 days after such damage occurs, and upon Tenant's failure to commence the repair work within said 5 day period and to diligently prosecute the same to completion, Landlord may, after notice to Tenant, repair such damage and Tenant shall pay Landlord, as additional Rent upon demand, Landlord's costs and expenses in connection therewith.

            6. Parking. Upon the addition of Suite 150 to the Premises, Tenant shall lease from Landlord an additional four (4) Unreserved Spaces (defined in Section 2.(a) below).

      C. Termination of Suite 900 Lease. Pursuant to the provisions of a Lease Termination Agreement in the form of EXHIBIT I attached to the Lease entered into concurrently with the parties' mutual execution and delivery of this Lease, the Suite 900 Lease will be terminated effective as of Tenant's occupancy of Suite 100.

2.    PARKING.

      A. During the initial Term, Tenant shall lease from Landlord, and Landlord agrees to lease to Tenant, a total of ten (10) unreserved parking spaces (the "Unreserved Spaces") and nine (9) reserved spaces (the "Reserved Spaces") (the Unreserved Spaces and the Reserved Spaces being collectively referred to herein as the "Spaces") in the Building garage (the "Parking Facility") for the use of Tenant and its employees; six (6) of the Reserved Spaces shall be marked as reserved for Tenant's customers and will be located near the entry to the Parking Facility, as described in EXHIBIT F-1 attached hereto; three (3) of the Reserved Spaces will be marked as reserved for Umpqua Bank (or successor thereto). Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above. As described in Sections 1.B.5 above, 5.B.5 and 6.B.5 below, as used when Tenant occupies each of Suite 150, the First Must Take Space and the Second Must Take Space (or any other additional Space in the Building occupied by Tenant), Tenant will be entitled to lease additional Spaces in the Parking Facility on the basis of .75 Unreserved Spaces for each 1,000 rentable square foot added to the Premises.

      B. During the initial Term, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the sum of (i) $185.00 per month, plus applicable tax thereon, if any, for each Unreserved Space and (ii) $225.00 per month, plus additional tax therein, for each Reserved Space, as such rates may be adjusted from time-to-time to reflect the then current rates for parking in the Parking Facility. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces.

      C. Except for Reserved Spaces and areas designated by Landlord for reserved parking, all parking in the Parking Facility shall be on an unreserved, first-come, first-served basis.

      D. Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Facility regardless of whether such loss or theft occurs when the Parking Facility or any areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

      E. Landlord shall have the right from time to time to designate the location of the Spaces (other than the Reserved Spaces for Tenant's customers, which shall be located near the entrance of the Parking Facility) and to promulgate reasonable rules and regulations regarding the Parking Facility, if any, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

      F. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord; however, Tenant may park Tenant's executive cars overnight within the Reserved Spaces which are marked for Umpqua Bank (or successor thereto). Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

      G. Landlord shall have the right to temporarily close the Parking Facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Facility or any portion thereof; Landlord will use reasonable efforts to schedule the performance of any such work on weekends or after Building Service Hours. If the Parking Facility is closed for more than two
            (2) days in any thirty (30) day period, then the parking fees payable shall be prorated based upon the number of days the Parking Facility is open during such thirty (30) day period.

      H. Tenant shall not assign or sublease any of the Spaces without the consent of Landlord which will not be withheld unreasonably if such assignment or sublease is in connection with a Transfer carried out in accordance with the terms of the Lease (and will not be required in the case of a Permitted Transfer). Landlord shall have the right to terminate the parking agreement set forth in this Section 2 with respect to any Spaces that Tenant subleases or assigns without Landlord's consent (other than the sublease or assignment of spaces in connection with a Permitted Transfer).

      I. Landlord may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Tenant shall be provided with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

      J. Landlord hereby reserves the right to enter into a management agreement or lease with an entity for all or any portion of the Parking Facility (a "Parking Facility Operator"). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with such Parking Facility Operator and pay such Parking Facility Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of any Parking Facility Operator unless caused by Landlord's negligence or willful misconduct. It is understood and agreed that the identity of any Parking Facility Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Parking Facility Operator shall be freely assignable by such Parking Facility Operator or any successors thereto.

3.    FIRST RENEWAL OPTION.

      A. Grant of Option; Conditions. Tenant shall have the right to extend the Term (the "First Renewal Option") for one additional period of five (5) years commencing on the day following the Termination Date of the initial Term and ending on the fifth (5th) anniversary of the Termination Date (the "First Renewal Term"), if:

            1. Landlord receives notice of exercise ("Initial Renewal Notice") not less than 12 full calendar months prior to the expiration of the initial Term and not more than 15 full calendar months prior to the expiration of the initial Term; and

            2. Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

            3.    [INTENTIONALLY OMITTED]

            4. The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

      B.    Terms Applicable to Premises During First Renewal Term.

            1. The initial Base Rent rate per rentable square foot for the Premises during the First Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the First Renewal Term shall increase, if at all, and shall include a tenant improvement allowance competitive for comparable renewal transactions for Class "A" office buildings in the City of Portland Central Business District ("Renewal Allowance") in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

            2. Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the First Renewal Term in accordance with the terms of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant's share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the First Renewal Term.

      C. Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant's Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the First Renewal Term including any increases during the First Renewal Term, and the amount of the Renewal Allowance ("First Renewal Provisions"). Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable First Renewal Provisions, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its First Renewal Option, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or

            Rejection Notice within such 15 day period, Tenant's First Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the First Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the "Arbitration Notice") within 10 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section 3.D below. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant's First Renewal Option shall be deemed to be null and void and of no further force and effect.

      D.    Arbitration Procedure.

            1. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the First Renewal Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the First Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Portland, Oregon, with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Any Estimate will include assumptions regarding the increase (if any) in Base Rent payable during the course of the First Renewal Term, as described in Section 3.B.1 above.

            2. Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the First Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If both Landlord and Tenant fail to select an appraiser within such 7 day period, the 7 day period shall be extended until such time as one of the parties selects an appraiser and gives notice thereof to the other party and such other party shall have 5 days thereafter to select its appraiser. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

            3. If the Prevailing Market rate has not been determined by the commencement date of the First Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the First Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

      E. Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the "Renewal Amendment") to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant's receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

      F. Prevailing Market. For purposes hereof, "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot, as well as the tenant improvement allowance which is provided to tenants, under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other Class "A" office buildings in the City of Portland Central Business District and will include a Renewal Allowance. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and allocations and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

4.    SECOND RENEWAL OPTION.

      A. Grant of Option; Conditions. Tenant shall have the right to extend the Term (the "Second Renewal Option") for one additional period of five (5) years commencing on the day following the Termination Date of the First Renewal Term and ending on the fifth (5th) anniversary of the Termination Date (the "Second Renewal Term"), if:

            1. Landlord receives notice of exercise ("Initial Renewal Notice") not less than 12 full calendar months prior to the expiration of the First Renewal Term and not more than 15 full calendar months prior to the expiration of the First Renewal Term; and

            2. Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

            3.    [INTENTIONALLY OMITTED]

            4, The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

      B.    Terms Applicable to Premises During Second Renewal Term.

            1. The initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Second Renewal Term shall increase, if at all, and shall include a tenant improvement allowance competitive for comparable renewal transactions for Class "A" office buildings in the City of Portland Central Business District ("Renewal Allowance") in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

            2. Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Second Renewal Term in accordance with the terms of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant's share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Second Renewal Term.

      C. Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant's Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Renewal Term including any increases during the Second Renewal Term, and the amount of the Renewal Allowance ("Second Renewal Provisions"). Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Second Renewal Provisions, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its Second Renewal Option, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant's Second Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Second Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the "Arbitration Notice") within 10 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section 4.D below. If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant's Second Renewal Option shall be deemed to be null and void and of no further force and effect.

      D.    Arbitration Procedure.

            1. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Second Renewal Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Second Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Portland, Oregon, with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar). Any Estimate will include assumptions regarding the increase (if any) in Base Rent payable during the course of the Second Renewal Term, as described in Section 4.B.1 above.

            2. Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Second Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If both Landlord and Tenant fail to select an appraiser within such 7 day period, the 7 day period shall be extended until such time as one of the parties selects an appraiser and gives notice thereof to the other party and such other party shall have 5 days thereafter to select its appraiser. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

            3. If the Prevailing Market rate has not been determined by the commencement date of the Second Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Second Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

      E. Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the "Second Renewal Amendment") to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant's receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Second Renewal Term as described herein, an otherwise valid exercise of the Second Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

      F. Prevailing Market. For purposes hereof, "Prevailing Market" shall mean the arms length fair market annual rental rate per rentable square foot, as well as the tenant improvement allowance which is provided to tenants, under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other Class "A" office buildings in the City of Portland Central Business District and will include a Renewal Option. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

5.    FIRST MUST-TAKE SPACE.

      A. Generally. Tenant hereby leases from Landlord and Landlord hereby leases to Tenant the 17,164 square feet of rentable area described as Suite No. 1400 on the 14th floor of the Building and shown on EXHIBIT A-3 attached to the Lease (the "First Must-Take Space"). The Term with respect to the First Must-Take Space shall commence on May 1, 2006 and will terminate on the Termination Date. Effective as of the First Must-Take Space Commencement Date, the First Must-Take Space shall be deemed to be a part of the Premises. Notwithstanding the foregoing to the contrary, the First Must-Take Space Commencement Date shall be delayed to the extent that Landlord fails to deliver possession of the First Must-Take Space for any reason, including but not limited to, holding over by prior occupants. However, any delay in the First Must-Take Space Commencement Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the First Must-Take Space Commencement Date is delayed, the Termination Date shall not be similarly extended.

      B. Terms. The First Must-Take Space is leased by Tenant pursuant to all of the terms and conditions of the Lease, except that the financial terms and conditions (i.e., Base Rent and Additional Rent) for the First Must-Take Space shall be as follows:

            1. Base Rent. Tenant shall pay Landlord Base Rent for the First Must-Take Space as follows:

                                                  ANNUAL RATE         MONTHLY
               PERIOD                           PER SQUARE FOOT      BASE RENT
------------------------------------            ---------------      ----------
May 1, 2006 - November 30, 2006                      $22.50          $32,182.50

December 1, 2006 - November 30, 2008                 $23.40          $33,469.80

December 1, 2008 - November 30, 2010                 $24.34          $34,814.31

December 1, 2010 - November 30, 2012                 $25.31          $36,201.74

December 1, 2012 - November 30, 2014                 $26.32          $37,646.37

December 1, 2014 - November 30, 2016                 $27.37          $39,148.22

                  Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the First Must-Take Commencement Date on the First Must-Take Space is May 1, 2006. If the First Must-Take Space Commencement Date is other than May 1, 2006, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the First Must-Take Space shall be appropriately adjusted on a per diem basis to reflect the actual First Must-Take Space Commencement Date (dates of adjustment in the Base Rent rate will not be changed, however) and the parties will enter into a the commencement letter agreement, to be prepared by Landlord, in the form attached as EXHIBIT D to the Lease.

            2. Additional Rent. Effective as of the First Must-Take Space Commencement Date, Tenant shall pay Additional Rent (i.e., Expenses and Taxes) for the First Must-Take Space on the same terms and conditions set forth in the Lease, provided that effective as of the First Must-Take Space Commencement Date, Tenant's Pro Rata Share shall increase by 6.32032%, account for the addition of the First Must-Take Space.

            3. Delay in Delivery. Notwithstanding any of the foregoing to the contrary, if Tenant takes possession of the First Must-Take Space prior to the First Must-Take Space Commencement Date for any reason whatsoever (other than the performance of work in the First Must-Take Space with Landlord's prior approval, not to be unreasonably withheld), such possession shall be subject to all the terms and conditions of the Lease, and Tenant shall pay Base Rent and Additional Rent as applicable to the First Must-Take Space to Landlord on a per diem basis at the initial rate set forth in Section 5.B.1 above for each day of occupancy prior to the First Must-Take Space Commencement Date.

            4. Improvements to Must-Take Space. Initial Improvements to the First Must-Take Space will be constructed by Tenant, pursuant to EXHIBIT C attached to the Lease.

            5. Parking. Effective as of the First Must-Take Space Commencement Date, Landlord shall lease to Tenant, in addition to the Spaces being leased pursuant to Section 2 above, 13 Unreserved Spaces in the Parking Facility for the use of Tenant and its employees. The Unreserved Spaces shall be subject to the terms and conditions of Section 2 and this EXHIBIT F.

6.    SECOND MUST-TAKE SPACE.

      A. Generally. Subject to the provisions of Section 7.C below, Tenant hereby leases from Landlord and Landlord hereby leases to Tenant an additional floor in the Building, to be identified by Landlord on or before April 1, 2009 (the "Second Must-Take Space"). Landlord will use reasonable efforts to designate a floor that is located within two (2) floors of either the 12th or the 14th floors of the Building as the Second Must-Take Space. The Second Must-Take Space shall consist of approximately 17,164 rentable square feet (unless Landlord designates the nineteenth (19th) floor of the Building as the Second Must-Take Space, in which case the Second Must-Take Space shall consist of 14,777 rentable square feet). The Term with respect to the Second Must-Take Space shall commence on April 1, 2011 and will terminate on the Termination Date. Effective as of the Second Must-Take Space Commencement Date, the Second Must-Take Space shall be deemed to be a part of the Premises. Notwithstanding the foregoing to the contrary, the Second Must-Take Space Commencement Date shall be delayed to the extent that Landlord fails to deliver possession of the Second Must-Take Space for any reason, including but not limited to, holding over by prior occupants. However, any delay in the Second Must-Take Space Commencement Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Second Must-Take Space Commencement Date is delayed, the Termination Date shall not be similarly extended.

      B. Terms. The Second Must-Take Space is leased by Tenant pursuant to all of the terms and conditions of the Lease, except that the financial terms and conditions (i.e., Base Rent and Additional Rent) for the Second Must-Take Space shall be as follows:

            1. Base Rent. Tenant shall pay Landlord Base Rent for the Second Must-Take Space as follows:

                                               ANNUAL RATE
               PERIOD                        PER SQUARE FOOT
------------------------------------         ---------------
  April 1,  2011 - November 30, 2012              $25.31
December 1, 2012 - November 30, 2014              $26.32
December 1, 2014 - November 30, 2016              $27.37

                  Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Second Must-Take Commencement Date on the Second Must-Take Space is April 1, 2011. If the Second Must-Take Space Commencement Date is other than April 1, 2011, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Second Must-Take Space shall be appropriately adjusted on a per diem basis to reflect the actual Must-Take Space Commencement Date (dates of adjustment in the Base Rent rate will not be changed, however) and the parties will enter into a the commencement letter agreement in the form attached as EXHIBIT D to be prepared by Landlord.

            2. Additional Rent. Effective as of the Second Must-Take Space Commencement Date, Tenant shall pay Additional Rent (i.e. Expenses and Taxes) for the Second Must-Take Space on the same terms and conditions set forth in the Lease, provided that effective as of the Second Must-Take Space Commencement Date, Tenant's Pro Rata Share shall increase to account for the addition of the Second Must-Take Space.

            3. Delay in Delivery. Notwithstanding any of the foregoing to the contrary, if Tenant takes possession of the Second Must-Take Space prior to the Second Must-Take Space Commencement Date for any reason whatsoever (other than the performance of work in the Second Must-Take Space with Landlord's prior approval, not to be unreasonably withheld), such possession shall be subject to all the terms and conditions of this Lease, and Tenant shall pay Base Rent and Additional Rent as applicable to the Second Must-Take Space to Landlord on a per diem basis for each day of occupancy prior to the Second Must-Take Space Commencement Date.

            4. Improvements to Must-Take Space. Tenant shall be entitled to receive an improvement allowance (the "Second Must Take Allowance") equal to $22.00 per square foot of rentable area of the Second Must Take Space. Additionally, Landlord agrees, at Landlord's sole cost and expense, to upgrade the ceiling on the floor in which the Second Must-Take Space is located, to a then-current "Building-standard" ceiling (including the performance of seismic upgrades to sprinkler and HVAC support, provided that if Tenant elects to undertake the ceiling work, Tenant shall be entitled to an increase in the Must-Take Allowance in the amount of $6.05,

            5. Parking. Effective as of the Second Must-Take Space Commencement Date, Tenant shall lease from Landlord .75 Unreserved Spaces in the Parking Facility for every 1,000 rentable square feet in the Second Must-Take Space for the use of Tenant and its employees. Said additional Unreserved Spaces shall be subject to the terms and conditions of Section 2 above.

      C. Option to Terminate Obligation to Lease Second Must-Take Space. Tenant shall have the right, to be exercised by written notice delivered to Landlord on or before October 31, 2009, to rescind Tenant's obligation to lease the Second Must-Take Space (the "Second Must-Take Termination Option"). If Tenant exercises the Second Must-Take Termination Option, Tenant will be obligated to pay a fee (the "Second Must-Take Termination Fee") equal to nine (9) months of Base Rent which would have been payable with respect to the Second Must-Take Space at the rate applicable for the Second Must-Take Space as of April 1, 2011 (i.e., $25.31 per rentable square foot per annum), subject to reimbursement pursuant to Section 7.C below. Notwithstanding the foregoing, the Second Must-Take Termination Fee will be subject to retroactive mitigation, as follows: If and to the extent that the Second Must-Take Space designated by Landlord is occupied by any tenant paying rent during the period from the date of Tenant's exercise of the Second Must-Take Termination Option through March 31, 2011, then the aggregate Base Rent paid by any such tenant (or tenants) of the Second Must-Take Space over such period shall be offset against the Second Must-Take Termination Fee and paid by Landlord to Tenant (or, at Landlord's option, applied against Base Rent next due and payable by Tenant under the Lease) as of April 1, 2011; provided, however, in no event shall the reduction in the Second Must-Take Termination Fee exceed the amount of Base Rent that would otherwise have been payable by Tenant for the Second Must-Take Space for a period of three (3) months (i.e., in no event, following any such mitigation, shall the Second Must-Take Termination Fee equal less than six (6) months of Base Rent which would have otherwise been payable with respect to the Second Must-Take Space by Tenant).

7.    RIGHTS OF FIRST OFFER.

      A.    Right of First Offer - - Suite 1900.

            1. Generally. Tenant shall have the one time right of first offer with respect to the 14,777 rentable square feet on the 19th floor of the Building known as Suite 1900 shown on the demising plan attached to the Lease as EXHIBIT A-4 (the "Suite 1900 Offering Space"), when the Suite 1900 Offering Space becomes "Available" for Lease. The Suite 1900 Offering Space shall be deemed to be "Available for Lease" as follows: (i) if the Suite 1900 Offering Space is under lease from time to time to third parties, the Suite 1900 Offering Space shall be deemed to be Available for Lease when Landlord has determined that such third party will not extend or renew the term of its lease or enter into a new lease for the Suite 1900 Offering Space, or (ii) if the Offering Suite 1900 Space is not under lease, the Suite 1900 Offering Space shall be deemed to be Available for Lease when Landlord is ready to put such space on the market for lease. Within a reasonable time after Landlord has determined that the Suite 1900 Offering Space is Available for Lease (but prior to leasing the Suite 1900 Offering Space to a third party), Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Suite 1900 Offering Space to Tenant for the remainder of the Term. Tenant may lease the Suite 1900 Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord ("Notice of Exercise") within ten (10) Business Days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

                  a. Tenant is in default under the Lease at the time Landlord would otherwise deliver the Advice; or

                  b.    [INTENTIONALLY OMITTED]

                  c. the Lease has been assigned (other than to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or

                  d.    [INTENTIONALLY OMITTED]

                  e. fifty percent (50%) or more of the Suite 1900 Offering Space is not intended for the exclusive use of Tenant; or

            2.    Terms.

                  a. If Tenant timely exercises the Right of First Offer granted herein, the term for the Suite 1900 Offering Space shall commence upon the commencement date stated in the Advice and thereupon the Suite 1900 Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant's leasing of the Suite 1900 Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Suite 1900 Offering Space.

                  b. Tenant shall pay Base Rent and Additional Rent for the Suite 1900 Offering Space in accordance with the terms and conditions of the Advice.

                  c. The Suite 1900 Offering Space (including improvements, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Suite 1900 Offering Space or as of the date the term for the Suite 1900 Offering Space commences (provided that Landlord will deliver such space in broom-clean condition and free of claims of possession of third parties), however if the Advice specifies any allowance to be provided by Landlord with respect to the Suite 1900 Offering Space, Tenant may use such allowance to perform initial Alterations in such space.

            3. Expiration of Right of First Offer. The rights of Tenant hereunder with respect to the Suite 1900 Offering Space shall terminate on the earlier to occur of: (i) November 30, 2014;
                  (ii) Tenant's failure to exercise its Right of First Offer within the ten (10) Business Day period provided in Paragraph 7.A.1. above, and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Paragraph 7.A.1. above. Notwithstanding the foregoing, Tenant shall once again have the Right of First Offer with respect to the Suite 1900 Offering Space if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in
                  Section 7.A.1 above, and Landlord proposes to lease the Suite 1900 Offering Space to a prospective tenant on terms that are substantially different than those set forth in the Advice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the Advice as long as there is no more than a five percent (5%) reduction in the "bottom line" cost per rentable square foot of the Suite 1900 Offering Space to the prospect when compared with the "bottom line" cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

            4. Offering Amendment. If Tenant exercises the Right of First Offer granted herein, Landlord shall prepare an amendment (the "Offering Amendment") adding the Suite 1900 Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Area of the Premises, Tenant's Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Notice of Exercise executed by Tenant, and (ii) executed by Tenant and returned to Landlord within ten (10) days thereafter. Notwithstanding the foregoing, if Tenant exercises its Right of First Offer, but thereafter fails to timely execute and deliver the Offering Amendment to Landlord, at Landlord's option, Tenant's obligation to lease the Suite 1900 Offering Space in accordance with the terms and conditions of the Advice shall be final and binding on Tenant.

      B.    Right of First Offer - - 11th and 15th Floors.

            1. Generally. Tenant shall have the right of first offer with respect to any space that becomes Available for Lease (hereinafter defined) on the 11th or (subject to the Mazama Rights, defined below) 15th floors of the Building (the "Offering Space"). Offering Space shall be deemed to be "Available for Lease" as follows: (i) with respect to any Offering Space that is under lease from time to time to third parties, such Offering Space shall be deemed to be Available for Lease when Landlord has determined that such third party will not extend or renew the term of its lease or enter into a new lease for the Offering Space, or (ii) with respect to any Offering Space that is not under lease, such Offering Space shall be deemed to be available when landlord is ready to put such space on the market for lease. Within a reasonable time after Landlord has determined that a particular portion of the Offering Space is Available for

                  Lease (but prior to leasing such portion of the Offering Space to a third party), Landlord shall advise Tenant (the "Advice") of the square footage and location of such portion of the Offering Space and the terms (i.e., Base Rent, Additional Rent and improvement allowance, if any) under which Landlord is prepared to lease such Offering Space to Tenant for the remainder of the Term. Tenant may lease such portion of the Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord ("Notice of Exercise") within ten (10) days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

                  a. Tenant is in default under the Lease at the time Landlord would otherwise deliver the Advice; or

                  b.    [INTENTIONALLY OMITTED]

                  c. the Lease has been assigned (except in pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or

                  d. with respect to Space on the 15th floor, the holder of the Mazama Rights elects to exercise one or more of such rights, in a manner which supercedes the Right of First Offer with respect to such Space; or

                  e. the Offering Space is not intended for the exclusive use of Tenant.

            2.    Terms.

                  a. If Tenant timely exercises the Right of First Offer granted herein, the term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant's leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space.

                  b. Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice.

                  c. The Offering Space (including improvements) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, provided that such Offering Space shall be delivered to Tenant vacant, broom clean and free of claims and possession of third parties.

            3. Expiration of Right of First Offer. The rights of Tenant hereunder with respect to any portion of the Offering Space for which Landlord provides Tenant with an Advice shall terminate on the earlier to occur of: (i) November 30, 2014,
                  (ii) Tenant's failure to exercise its Right of First Offer within the ten (10) day period provided in Paragraph 7.B.1. above, and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Paragraph 7.B.1 above. In addition, if Landlord provides Tenant with an Advice that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right to first offer or otherwise) and Tenant does not exercise its Right of First Offer to lease the Offering Space described in the Advice, and Landlord subsequently leases such Offering Space to a third party pursuant to a lease containing all or some of the expansion rights, Tenant's Right of First Offer shall be thereafter subject and subordinate to all such expansion rights contained in the third party lease. Notwithstanding the foregoing, Tenant shall once again have the Right of First Offer with respect to the Offering Space if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in Section 7.B.1 above, and Landlord proposes to lease the Offering Space to a prospective tenant on terms that are substantially different than those set forth in the Advice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in the Advice as long as there is no more than a ten percent (10%) reduction in the "bottom line" cost per rentable square foot of the Offering Space to the prospect when compared with the "bottom line" cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

            4. Offering Amendment. If Tenant exercises the Right of First Offer described herein, Landlord shall prepare an amendment (the "Offering Amendment") adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable area of the Premises, Tenant's Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Notice of Exercise executed by Tenant, and (ii) revised by Landlord to address any requested changes by Tenant that are necessary to accurately reflect the terms and conditions hereof; (iii) executed by Tenant and returned to Landlord within fifteen
                  (15)days thereafter. Notwithstanding the foregoing, if Tenant exercises its Right of First Offer, but thereafter fails to timely execute and deliver the Offering Amendment to Landlord, at Landlord's option, Tenant's obligation to lease the Offering Space in accordance with the terms and conditions of the Advice shall nonetheless be binding upon Tenant.

      C. Effect on Tenant's Obligation to Lease Second Must-Take Space. If Tenant exercises either the Right of First Offer described in
            Section 7.A above or exercises the Right of First Offer pursuant to
            Section 7.B above with respect to all of either the 11th or 15th floors (or a combination of spaces on such floor(s) which, when aggregated, have a rentable square footage equal to or in excess of the rentable square footage of all of either floor 11 or floor 15) and occupies any such full floor (or such full-floor equivalent space) on or before April 1, 2011, then Tenant shall have no obligation to lease the Second Must-Take Space as described in
            Section 6 above and if Tenant has exercised is Second Must-Take Termination Option and paid the Second Must-Take Termination Fee, Tenant shall be entitled to either (i) deduct the amount of the Second Must-Take Termination Fee from the Base Rent next due under this Lease for the Premises until such Second Must-Take termination Fee paid has been reimbursed in full or (ii) to receive from Landlord reimbursement of the Second Must-Take Termination Fee within 30 days after written demand therefore delivered to Landlord by Tenant.

      D. Mazama Rights. As used herein, the "Mazama Rights" means the rights currently held by Mazama Capital Management, Inc. ("Mazama"), a current tenant of space on the 15th floor of the Building, to (i) extend the term of its lease and/or (ii) to have a right of first offer with respect to the portion of the 15th floor not occupied by Mazama.

8. OTHER EXPANSION SPACE. If Tenant desires additional expansion space within the Building in addition to the space described in Sections 5, 6 and 7 above, Landlord will use good faith efforts to accommodate Tenant's expansion request by providing space as close to the Premises as is feasible; the foregoing will not be construed to require Landlord to relocate existing tenants in order to accommodate Tenant, although Landlord may, in its sole discretion, elect to do so.

9.    TENANT IDENTITY.

      A. Signage. Tenant shall have the right (i) to install (a) one (1) sign on the east facade of the Building above the 19th floor and (b) one
            (1) additional sign on the Building's exterior in an area to be designated by Tenant but subject to Landlord's prior written approval (each, a "Building Sign") and (ii) to maintain signage identifying Tenant on two (2) monument signs serving the Building (the "Monument Signs") (each of the foregoing Building Signs and Monument Signs being generically referred to herein as a "Sign" and together, the "Signs"). The Signs will identify the initial Tenant named hereunder (either "Umpqua" or "Umpqua Bank", an Oregon State Chartered Bank) and shall not be used for any other purpose. The installation of each of the Signs shall be subject to all applicable zoning codes, rules or regulations, and the method of manufacture, design, location and maintenance of the Signs shall be subject to Landlord's prior written approval. The Building Signs may be illuminated provided that Tenant pay all costs associated with such illumination, such as the cost of installing and maintaining any necessary utility infrastructure as well as the cost of utilities consumed by such sign). Tenant, at its sole cost and expense, shall obtain all necessary building permits and zoning and regulatory approvals in connection with the Signs. All costs in connection with the Signs, including any costs for the design, installation, supervision of installation, wiring, maintenance, repair and removal of the Signs, will be at borne solely by Tenant. Tenant shall submit to Landlord reasonably detailed drawings of the proposed Building Signs, including without limitation, the size, material, shape and lettering, for review and approval by Landlord, which approval will not be unreasonably withheld. The Building Signs shall conform to the standards of design and motif established by Landlord for the exterior of the Building. Tenant shall reimburse Landlord, within 10 Business Days following invoice therefore, for any costs associated with Landlord's review and supervision in connection with Landlord's approval of the Building Signs and their installation including, but not limited to, engineers and other professional consultants. Tenant will be responsible for the repair of any damage that the installation of the Building Signs may cause to the Building. Tenant may not change the size or location of either Monument Sign. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord's request, to remove the Signs and to repair and restore any damage to the Building resulting from either the installation or removal of the Signs, at Tenant's expense. In addition, Landlord shall have the right to remove the Signs at Tenant's sole cost and expense, if, at any time during the Term (1) Tenant assigns the interest in the Lease, or (2) Tenant is in Monetary Default under any term or condition of the Lease and fails to cure such Monetary Default within any applicable grace period.

      B. Building Name. Upon the Commencement Date, Landlord will cause the Building to be renamed Umpqua Bank Plaza. Tenant acknowledges that the Building naming rights are personal to the original Tenant named hereunder (i.e., Umpqua Bank, an Oregon State Chartered Bank) and may not be transferred in any manner to another entity or individual. Additionally, the Building naming rights granted however may, at Landlord's sole option, be rescinded if at any time Tenant is in default under the Lease.

      C. Flag Pole. The initial Tenant named herein will have the exclusive right to the use of one (1) flagpole serving the Building and designated by Landlord for the purpose of flying a flag which identifies the initial Tenant named hereunder (i.e., Umpqua Bank, an Oregon State Chartered Bank); provided that Landlord will have the right to review and approve the proposed size and design of any such flag (Landlord's approval not to be unreasonably withheld). All costs associated with the use of such flagpole will be borne by Tenant. Landlord will have the right to rescind Tenant's right to the use of such flagpole if, at any time during the Term (1) Tenant assigns its interest in the Lease (other than to a Permitted Transferee retaining the name of the initial Tenant hereunder), or
            (2) Tenant is in Monetary Default under any term or condition of the Lease and fails to cure such Monetary Default within any applicable grace period

                                   EXHIBIT F-1

                       LOCATION OF CUSTOMER PARKING SPACES

                                   [TO FOLLOW]

                                    EXHIBIT G

                                GUARANTY OF LEASE

FOR VALUE RECEIVED and in consideration for and as an inducement to OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("Landlord") to lease certain real property to UMPQUA BANK, AN OREGON STATE CHARTERED BANK, as tenant ("Tenant"), pursuant to a lease dated ___________, 200__ (the "Lease") by and between Landlord and Tenant, the undersigned, UMPQUA HOLDINGS CORPORATION, AN OREGON BANKING CORPORATION ("Guarantor"), does hereby unconditionally and irrevocably guarantee to Landlord the punctual payment of all Rent (as such term is defined in the Lease) payable by Tenant under the Lease throughout the term of the Lease and any and all renewals and extensions thereof in accordance with and subject to the provisions of the Lease, and the full performance and observance of all other terms, covenants, conditions and agreements therein provided to be performed and observed by Tenant under the terms of the Lease, for which the undersigned shall be jointly and severally liable with Tenant. If any default on the part of Tenant shall occur under the Lease, the undersigned does hereby covenant and agree to pay to Landlord in each and every instance such sum or sums of money and to perform each and every covenant, condition and agreement under the Lease as Tenant is and shall become liable for or obligated to pay or perform under the Lease, together with the costs reasonably incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees. Such payments of Rent and other sums shall be made monthly or at such other intervals as the same shall or may become payable under the Lease, including any accelerations thereof, all without requiring any notice from Landlord (other than any notice required by the Lease) of such non-payment or non performance, all of which the undersigned hereby expressly waives.

      The maintenance of any action or proceeding by Landlord to recover any sum or sums that may be or become due under the Lease and to secure the performance of any of the other terms, covenants and conditions of the Lease shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for any subsequent default or defaults of Tenant under the Lease. The undersigned does hereby consent that without affecting the liability of the undersigned under this Guaranty and without notice to the undersigned, time may be given by Landlord to Tenant for payment of Rent and such other sums and performance of said other terms, covenants and conditions, or any of them, and such time extended and indulgence granted, from time to time, or Tenant may be dispossessed or Landlord may avail itself of or exercise any or all of the rights and remedies against Tenant provided by law or by the Lease, and may proceed either against Tenant alone or jointly against Tenant and the undersigned or against the undersigned alone without first prosecuting or exhausting any remedy or claim against Tenant. The undersigned does hereby further consent to any subsequent change, modification or amendment of the Lease in any of its terms, covenants or conditions, or in the Rent payable thereunder, or in the premises demised thereby, or in the term thereof, and to any assignment or assignments of the Lease, and to any subletting or sublettings of the premises demised by the Lease, and to any renewals or extensions thereof, all of which may be made without notice to or consent of the undersigned and without in any manner releasing or relieving the undersigned from liability under this Guaranty.

      The undersigned does hereby agree that the bankruptcy of Tenant shall have no effect on the obligations of the undersigned hereunder. The undersigned does hereby further agree that in respect of any payments made by the undersigned hereunder, the undersigned shall not have any rights based on suretyship, subrogation or otherwise to stand in the place of Landlord so as to compete with Landlord as a creditor of Tenant, unless and until all claims of Landlord under the Lease shall have been fully paid and satisfied.

      Neither this Guaranty nor any of the provisions hereof can be modified, waived or terminated, except by a written instrument signed by Landlord. The provisions of this Guaranty shall apply to, bind and inure to the benefit of the undersigned and Landlord and their respective heirs, legal representatives, successors and assigns. The undersigned, if there be more than one, shall be jointly and severally liable hereunder, and for purposes of such several liability the word "undersigned" wherever used herein shall be construed to refer to each of the undersigned parties separately, all in the same manner and with the same effect as if each of them had signed separate instruments, and this Guaranty shall not be revoked or impaired as to any of such parties by the death of another party or by revocation or release of any obligations hereunder of any other party. If Landlord should retain counsel and/or institute any suit against Guarantor to enforce this Guaranty or any covenants or obligations hereunder, then Guarantor shall pay to Landlord, upon demand, all reasonable attorneys' fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as "Enforcement Costs"), in addition to all other amounts due hereunder. This Guaranty shall be governed by and construed in accordance with the internal laws of the state where the premises demised by the Lease are located. For the purpose solely of litigating any dispute under this Guaranty, the undersigned submits to the jurisdiction of the courts of said state.

      Any notice or other communication to be given to Landlord or the undersigned hereunder shall be in writing and sent in accordance with the notice provisions of the Lease. Notices to Landlord shall be delivered to Landlord's address set forth in the Lease. Notices to the undersigned shall be addressed as follows: Steve Philpott, General Counsel, c/o Umpqua Bank, P.O. Box 1560, Eugene, OR 97440. If Guarantor's notice address as set forth above changes, Guarantor agrees to provide written notice to Landlord of such change in address.

      IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date of the Lease.

                                                GUARANTOR:

                                                UMPQUA HOLDINGS CORPORATION,
                                                AN OREGON BANKING CORPORATION

                                                By:___________________________

                                                Name:_________________________

                                                Title:________________________

                            GUARANTOR ACKNOWLEDGMENTS
                                   CORPORATION

STATE OF ____________)
COUNTY OF __________)  ss:

      On this the ___ day of ____________, 20__, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared __________________________ known to me to be ____________ President of ________________________, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

      IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                       _________________________
                                                             Notary Public

My Commission Expires:     __________

                                    EXHIBIT H

                            JANITORIAL SPECIFICATIONS

                                    EXHIBIT I

                         SUITE 900 TERMINATION AGREEMENT

      THIS LEASE TERMINATION AGREEMENT ("TERMINATION AGREEMENT") is made as of ______________, 2004, by and between OR-BF PLAZA LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP ("LANDLORD") and UMPQUA BANK, AN OREGON STATE CHARTERED BANK ("TENANT").

                                    RECITALS:

A. Landlord (as successor in interest to Spieker Properties, L.P.) and Tenant (as successor in interest to Centennial Bank) are parties to that certain lease dated as of April 5, 1999, which lease has been previously amended by instruments dated June 18, 1999 and May 25, 2000 (collectively, the "LEASE") relating to approximately 6,588 rentable square feet, known as Suite No. 900 (the "PREMISES") located on the 9th floor of the building commonly known as Benjamin Franklin Plaza, located at One SW Columbia Street, Portland, Oregon (the "BUILDING"), all as more particularly described in the Lease.

B. The Term is scheduled to expire on July 31, 2009 (the "STATED TERMINATION DATE"), and Landlord and Tenant desire to terminate the Lease prior to the Stated Termination Date on the terms and conditions contained in this Termination Agreement.

      NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Effective as of the date that Tenant completes its "Initial Alterations" in, and occupies the portion of the Building known as, Suite 100 pursuant to the terms of that certain Office Lease of even date herewith by and between Landlord and Tenant pursuant to which Tenant will initially occupy Suites 100 and 1200 in the Building, which date is anticipated to occur on or about March 1, 2005 (the "EARLY TERMINATION DATE") and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2. Subject to the agreements, representations and warranties contained in this Agreement, effective as of the Early Termination Date, (i) Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and (ii) Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and (iii) forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date; provided that Landlord has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 below are true and correct.

3. Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord (i) agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, (ii) effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 below are true and correct.

4.    On or prior to the Early Termination Date,

      (a)   Tenant shall:

            (i) Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

            (ii) Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Premises in a broom-clean condition and free of all movable furniture and equipment and shall deliver the keys to the Premises to Landlord or Landlord's designee.

      (b) Landlord shall fulfill all covenants and obligations of Landlord under the Lease applicable to the period prior to and including the Early Termination Date.

5. Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises;
(d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date. Landlord represents to Tenant that(i) Landlord is the rightful owner of all of Landlord's interest in the Lease, (ii) Landlord has not made any disposition, assignment or conveyance of Landlord's interest in the Lease, and
(iii) Landlord has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability action or cause of action arising out of or in connection with Landlord's interest with respect to the Premises.

6. Notwithstanding anything in this Termination Agreement to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant's pro-rata share of Operating Expenses for that portion of the calendar year up to and including the Early Termination Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

7. Section 6.1 of the Lease shall survive the termination of the Lease pursuant to this Agreement, as described in said Section 6.1.

8. Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

9. This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

                                           LANDLORD:

                                           OR-BF PLAZA LIMITED PARTNERSHIP, A
                                           DELAWARE LIMITED PARTNERSHIP

                                           By: EOP-QRS Trust, a Maryland real
                                               estate investment trust, its
                                               general partner

                                               By:    __________________________

                                               Name:  __________________________

                                               Title: __________________________

                                           TENANT:

                                           UMPQUA BANK, AN OREGON STATE
                                           CHARTERED BANK

                                           By:    ______________________________

                                           Name:  ______________________________

                                           Title: ______________________________

                                           Tenant's Tax ID Number (SSN or FEIN):

                                           _____________________________________